Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
August 13, 2008	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND OPERATING RESULTS

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2008

NEW YORK, NEW YORK August 13, 2008 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC., (OTC:SNKI), today reported net sales and operating results for the Company’s second quarter and six months ended June 30, 2008:

Second Quarter Results

Net sales for the quarter ended June 30, 2008 totaled $25,755,000, a decrease of $3,501,000, or 12.0%, compared to the quarter ended June 30, 2007. Net sales of our personal leather goods increased 24.5% for the quarter compared to the same period in 2007, due principally to shipments of our new Tumi merchandise, which began shipping during the third quarter of 2007 and sales of which remained strong during the current fiscal year. Net sales of our men’s belt merchandise, however, decreased 20.4% for the quarter compared to the same period in 2007, during which we made significant shipments in connection with the expansion of a private label program, and net sales of men’s jewelry decreased 25.2% over the same period last year due to lower branded and private label sales, which together more than offset the gains in our small leather goods division. Net sales were negatively impacted overall during the quarter by a 52.6% increase in in-store markdown expenses compared to the same period last year, as several of our customers substantially increased their promotional expenditures in response to a much more difficult retail environment.

Gross profit margin for the quarter ended June 30, 2008 improved by 150 basis point to 33.0% compared to 31.5% in the year-ago period, primarily due to a successful effort to create efficiencies in our supply chain. This improvement was achieved despite the 52.6% increase in in-store markdown expense noted above. Gross profit dollars decreased by $695,000, or 7.5%, during this period primarily as a result of the decrease in net sales, offset, in part, by reductions in certain of inventory and product-related expenses (primarily reduced display expenditures and markdowns incurred on returns of merchandise).

Selling and administrative expenses for the quarter increased $788,000, or 10.2%, and, as a percentage of sales, increased by .6% to 33.1% compared to 32.5% in the same period in 2007.

Selling expenses increased by $107,000, or 1.8%, during the quarter compared to last year, primarily due to our continued investment in product development and sourcing, as well as a small increase in compensation in our Luxury Division, which was established early in 2007. These expenses were only partially offset by reductions in variable sales-related expenses associated with lower net sales. Expenditures for advertising and promotion, including cooperative advertising (which is accounted for as a reduction to net sales), totaled $907,000 or 3.6% percent of net sales compared to $959,000 or 3.3% of net sales last year.

Administrative expenses increased $681,000, or 37.0%, during the quarter compared to last year’s first quarter. Administrative expenses expressed as a percentage of net sales was 9.8% for the quarter compared to 6.3% during the same period in 2007. The increase in administrative expenses was mainly due to an increase in bad debt expense associated with reserves we recorded during the second quarter in connection with the bankruptcy filings of two of our department store customers, as well as slightly higher employee benefits costs as a result of our investment in product development and sourcing and our Luxury Division noted above, offset in part by a reduction in travel and certain other expenses.

The Company recorded a net loss for the quarter ended June 30, 2008 of $128,000, or $(0.02) per fully diluted share, compared to net income in the comparable prior year’s period of $571,000, or $0.09 per fully diluted share.

Six-Month Results

Net sales for the six-month period ended June 30, 2008 totaled $50,473,000, a decrease of $3,771,000, or 7.0%, compared to the corresponding period in 2007. Net sales of our personal leather goods increased 24.0% compared to the same six-month period in 2007, due principally to shipments of Tumi merchandise. Net sales of our men’s belt merchandise, however, decreased 13.2% for the 2008 six-month period, and net sales of men’s jewelry decreased 22.1% over the same period last year due, in each case for the same reasons described above with regard to our quarterly results. Net sales were negatively impacted overall during the six-month period by a 53.3% increase in in-store markdowns expenses compared to the same period last year, mainly due to an increase in promotional expenditures by certain of our accounts in response to a more difficult retail environment.

Gross profit margin for the six months ended June 30, 2008 declined by .4% to 31.6% compared to 32.0% in the year-ago period. Gross profit dollars decreased $1,383,000, or 8.0% compared to the same period in 2007. The decreases in gross profit margin and overall gross profit were the result of lower net sales this year, offset, in part, by the reductions in certain of inventory and product-related expenses described above.

Selling and administrative expenses for the six months ended June 30, 2008 increased by $1,026,000, or 6.7%, and as a percentage of net sales, increased to 32.5% compared to 28.4% in the same period in 2007.

Selling expenses increased by $356,000, or 3.1%, during the six-month period compared to last year, primarily due to our continued investment in product development and sourcing, as well as a small increase in compensation in our Luxury Division, as noted above, partially offset by reductions in variable sales-related expenses associated with lower net sales. Expenditures for advertising and promotion, including cooperative advertising (which is accounted for as a reduction to net sales), totaled $1,738,000 or 3.5%, of net sales compared to $1,721,000, or 3.2%, of net sales last year.

Administrative expenses increased $670,000, or 17.9%, during the six months ended June 30, 2008 compared to last year. Administrative expenses expressed as a percentage of net sales was 8.8% for the quarter compared to 6.9% during the same period in 2007. The increase in administrative expenses was mainly due to an increase in bad debt expense associated with reserves we recorded during the second quarter in connection with the bankruptcy filings of two of our department store customers, as well as increased product development and sourcing costs and slightly higher employee benefits costs in our Luxury Division, offset in part by a reduction in travel and certain other expenses.

The Company recorded a net loss for the six months ended June 30, 2008 of $539,000, or $(0.09) per fully diluted share, compared to net income in the comparable prior year’s period of $664,000, or $0.11 per fully diluted share.

Annual Return Adjustments

Included in net sales for the quarter and six months ended June 30, 2008 and 2007, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $872,000 for the three-month and six-month periods ended June 30, 2008, compared to an increase of $637,000 for the comparable periods in 2007. The favorable adjustments result from actual returns experience during both the spring 2008 and spring 2007 seasons being better than anticipated compared to the reserves established at December 31, 2007 and December 31, 2006. The reserves at December 31, 2007 and 2006 were established in consideration of shipments made during the fall 2007 and 2006 seasons, respectively, generally associated with the holiday selling seasons. During the spring 2008 and 2007 seasons, customer returns of all men’s merchandise were lower than expected. During the past few seasons, the Company has reduced its level of customer returns by assisting retailers in promoting excess and discontinued merchandise following the holiday season to accelerate retail sales of these goods.

Included in gross profit for the quarter and six months ended June 30, 2008 and 2007, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustment to net sales recorded in the second quarter described above resulted in a favorable adjustment to gross profit of $682,000 and $783,000 for the quarter and six-month periods ended June 30, 2008 and June 30, 2007, respectively. As discussed above, customer returns were lower than anticipated during both the spring 2008 and spring 2007 seasons due mainly to our efforts to more aggressively promote excess and discontinued merchandise to stimulate retail sales and minimize returns.

Commenting on the results, John Tulin, Chairman of the Board and Chief Executive Officer, said “We continue to experience one of the more challenging retail environments in recent memory. The combined effects of the downturn in the real estate market along with rising energy prices has impacted consumer spending which, in turn, has led to disappointing retail sales, particularly for a number of our department and chain store customers. Although the decrease in net sales reduced our gross profit dollars during the quarter compared to last year, we have been successful in achieving efficiencies in our supply chain which helped to increase our gross margin expressed as a percentage of net sales during the second quarter of 2008. We recognize, however, that we have more work to do in this area and hope to continue to build on this progress in the coming months.”

Mr. Tulin continued, “We have aggressively increased our promotional activity in response to the lackluster demand from budget-conscious consumers in order to stimulate sales and maintain or build market share. Still, we expect sales over the next several months to remain under pressure and understand the importance of controlling costs and inventory during this uncertain time. One thing that will not change however, is our commitment to our customers. We believe that we are well positioned to weather the current economic downturn and look forward to the upcoming holiday season.”

Forward Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

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Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Steve Harvey”, “Pierre Cardin”, “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

* * * * *

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED JUNE 30, 2008 AND 2007

(Dollars in thousands except share and per share data)

---------------------------------

	2008	2007

Net sales	$ 25,755	$ 29,256

Cost of goods sold	17,243	20,049

Gross profit	8,512	9,207

Selling and administrative expenses	8,518	7,730

(Loss) income from operations	(6)	1,477

Interest expense	199	453

(Loss) income before income taxes	(205)	1,024

Income tax (benefit) provision	(77)	453

Net (loss) income	$ (128)	$ 571

Share and per share information:
Basic net (loss) income per weighted average common share outstanding	$ (.02)	$ .09
Basic weighted average common shares outstanding	6,011,805	6,074,699
Diluted net (loss) income per weighted average common share outstanding	$ (.02)	$ .09
Diluted weighted average common shares outstanding	6,011,805	6,082,440

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Dollars in thousands except share and per share data)

---------------------------------

	2008	2007

Net sales	$ 50,473	$ 54,244

Cost of goods sold	34,514	36,902

Gross profit	15,959	17,342

Selling and administrative expenses	16,404	15,378

(Loss) income from operations	(445)	1,964

Interest expense	420	790

(Loss) income before income taxes	(865)	1,174

Income tax (benefit) provision	(326)	510

Net (loss) income	$ (539)	$ 664

Share and per share information:
Basic net (loss) income per weighted average common share outstanding	$ (.09)	$ .11
Basic weighted average common shares outstanding	6,011,805	6,074,699
Diluted net (loss) income per weighted average common share outstanding	$ (.09)	$ .11
Diluted weighted average common shares outstanding	6,011,805	6,082,427

SWANK, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands except share data)

	(Unaudited) June 30, 2008		December 31, 2007
ASSETS
Current:
Cash and cash equivalents		$ 784		$ 2,339
Accounts receivable, less allowances
of $4,790 and $5,052, respectively		15,375		18,327
Inventories, net:
Work in process	1,175		1,054
Finished goods	22,393		25,611
		23,568		26,665
Deferred taxes, current		2,929		2,929
Prepaid and other current assets		1,302		1,075

Total current assets		43,958		51,335

Property, plant and equipment, net of
accumulated depreciation		1,303		1,117
Deferred taxes, noncurrent		2,106		2,106
Other assets		3,606		3,601

Total assets		$ 50,973		$ 58,159

LIABILITIES
Current:
Note payable to bank		$ 11,932		$ 13,199
Current portion of long-term obligations		624		632
Accounts payable		5,031		7,057
Accrued employee compensation		804		1,752
Other current liabilities		325		2,917

Total current liabilities		18,716		25,557

Long-term obligations		6,430		6,321

Total liabilities		25,146		31,878

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,385,379 shares		639		639
Capital in excess of par value		1,911		1,826
Retained earnings		24,847		25,386
Accumulated other comprehensive (loss), net of tax		(469)		(469)
Treasury stock, at cost, 373,574 shares		(1,101)		(1,101)

Total stockholders’ equity		25,827		26,281

Total liabilities and stockholders’ equity		$ 50,973		$ 58,159